Airspan reports improved quarterly cash burn on lower than expected revenues
Boca Raton, Florida, April 15, 2008 - Airspan Networks Inc. (Nasdaq: AIRN), a leading worldwide provider of WiMAX broadband wireless access networks, today announced the following updates:

•	A review of first quarter 2008 shows that revenues are now expected to be approximately $17.0 to $17.5 million (around 85% of the Company’s previously forecast guidance).
•
Cash used in the quarter amounted to approximately $3 million, with closing cash, cash equivalents, restricted cash and short term investments at the end of the quarter amounting to approximately $34 million.

•	The Company has come to a positive resolution of contractual issues with Deutsche Breitband Dienste GmbH ("DBD").

These updates are preliminary and are subject to further review by the Company prior to formal release of earnings. The Company will report its results for the first quarter ending March 30, 2008, on Wednesday, May 7th after the close of the markets. An investor conference call is scheduled for 5:00 p.m. (EDT) on the same day. Details of conference call dial in numbers will be distributed prior to this date.

About Airspan Networks Inc.

Airspan is the industry’s leading WiMAX pure player, ranked #1 for IEEE802.16-2004 WiMAX revenue in 2007 and has now been selected for some of the world’s largest mobile WiMAX deployments. With direct sales offices throughout Asia, EMEA and the Americas, a worldwide network of resellers and agents, and partnership alliances with major OEMs, Airspan boasts over 100 commercial WiMAX deployments worldwide. www.airspan.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

- more -

For Investor Relations and Media Inquiries, contact:

David Brant
Senior Vice President & Chief Financial Officer
Airspan Networks Inc.
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email: dbrant@airspan.com

Charlotte Laurent-Ottomane
Investor Relations
Email: clottomane@airspan.com
Tel. +561 395 4581